	Wells Fargo Bank Minnesota, National Association	Revolving Note

$2,000,000.00		December 26, 2000

FOR VALUE RECEIVED, Waters Instruments, Inc. (the "Borrower") promises to pay to the order of Wells Fargo Bank Minnesota, National Association (the "Bank"), at its office in Rochester, Minnesota or such other address as the Bank or holder may designate from time to time, the principal sum of Two Million and 00/100 Dollars ($2,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate(s) defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE.  The principal balance outstanding under this Revolving Note shall bear interest at an annual rate equal to the Base Rate, floating. Base Rate means the rate of interest established by Norwest Bank Minnesota, National Association from time to time as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

REPAYMENT TERMS

Interest.  Interest shall be payable on the last day of each month; beginning January 31, 2001.

Principal.  Principal, and any unpaid interest, shall be payable in a single payment due on December 15, 2001.

ADDITIONAL TERMS AND CONDITIONS.  This Revolving Note is issued pursuant to a Credit Agreement dated December 30, 1999 as amended by a First Amendment of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note is not paid as provided above. This Revolving Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  Borrower and any other person who signs, guarantees or endorses this Revolving Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note.

WATERS INSTRUMENTS, INC.
By:	/s/ GREGG ANSHUS
Its:	Chief Financial Officer

Wells Fargo Bank Minnesota, National Association	First Amendment

THIS FIRST AMENDMENT (the "First Amendment") dated to be effective as of December 26, 2000 is between WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION (the "Bank") successor by consolidation to Norwest Bank Minnesota South, National Association and WATERS INSTRUMENTS, INC. (the "Borrower").

BACKGROUND

The Borrower and the Bank entered into a Credit Agreement dated as of December 30, 1999 (the "Agreement"), pursuant to which the Bank extended to the Borrower 1) a $2,000,000.00 revolving line of credit (the "Line") and 2) a $500,000.00 documentary letter of credit facility (the "LC Facility"). Borrowings under the Line are currently evidenced by a revolving note dated the date of the Agreement (the "1999 Revolving Note").

The Borrower has requested that the Bank extend the expiration date of the Line and the LC Facility. The Bank is willing to grant this request subject to the terms and conditions of this First Amendment. Capitalized terms not otherwise defined in this First Amendment shall have the meaning given them in the Agreement.

In consideration of the above premises, the Bank and the Borrower agree that the Agreement is hereby amended as of the date of this First Amendment as follows:

1.
Section 1.2 of the Agreement is hereby amended to read as follows:

    1.2  Line Availability Period.  The "Line Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of December 15, 2001.

2.
The first sentence of Section 2.1 of the Agreement is hereby amended to read as follows:

    During period from the Effective Date through December 31, 2001, the Bank, in its sole discretion, may issue documentary letters of credit ("Documentary L/Cs") for the account of the Borrower, provided that the Borrower is in compliance with the terms of this Agreement.

3.
Section 8.2(a) is hereby amended to read as follows:

    (a) Tangible Net Worth. Maintain a minimum Tangible Net Worth of at not less than $8,500,000 as of the end of each fiscal year.

    4.  Simultaneously with the execution of this First Amendment, the Borrower shall deliver to the Bank a new promissory note (which, for purposes of this First Amendment only, shall be referred to herein as the "Replacement Note"), duly executed by the Borrower in the face amount of $2,000,000.00, and in form and content acceptable to the Bank. The Replacement Note shall replace, but shall not be deemed payment or satisfaction of, the existing Revolving Note. All references in the Credit Agreement to the "Revolving Note" shall be deemed to mean the Replacement Note.

    5.  The Borrower hereby represents and warrants to the Bank as follows:

      A.  The Agreement as amended by this First Amendment remains in full force and effect.

      B.  The Borrower has no knowledge of any default under the terms of the Agreement or any note evidencing any of the obligations of the Borrower that are documented in the Agreement, or of any event that with notice or the lapse of time or both would constitute a default under the Agreement or any such notes.

      C.  The execution, delivery and performance of this First Amendment and all related documentation described in this First Amendment are within its corporate powers, have been duly authorized and are not in contravention of law or the terms of the Borrower's articles of incorporation or by-laws, or of any undertaking to which the Borrower is a party or by which it is bound.

      D.  The resolutions set forth in the Corporate Certificate of Authority dated                   and delivered by the Borrower to the Bank have not been amended or rescinded, and remain in full force and effect.

IN WITNESS WHEREOF, the Bank and Borrower have executed this First Amendment as of the date and year first above written.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION		WATERS INSTRUMENTS, INC.
By:	/s/ SUSAN L. REINKE	By:	/s/ GREGG ANSHUS
Its:	V.P.	Its:	Chief Financial Officer